UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2009

BLINK LOGIC INC.

(Exact name of registrant as specified in its charter)

Nevada	001-05996	91-0835748
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4040 Civic Center Drive, Suite 200, San Rafael, CA  94903

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (415) 721-0452

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04

TRIGGERING OF EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

On September 16, 2009, Blink Logic Inc. (“BLI”) and its Canadian subsidiary, Blink Logic Corp. (“BLC” and collectively with BLI, the “Company”) determined that they did not have the financial resources or the ability to arrange additional financing in a time period sufficient to continue ongoing operations.  As a consequence, the Company terminated its employees and concluded that it would immediately proceed to cease operations.  This decision may constitute an event of default or otherwise trigger repayment obligations under the terms of certain instruments and agreements relating to direct financial obligations of the Company.  The result of such an event of default or triggering event would be that certain debentures, promissory notes and other debt obligations of the Company may become immediately due and payable and subject to interest and penalties.  The holders of these debentures, promissory notes and other debt obligations have various remedies including demanding full payment and taking possession of all of the property of the Company.

ITEM 5.02

DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On September 18, 2009, Larry Bruce, resigned, effective immediately, as Chief Financial Officer, Secretary and Treasurer of BLI and BLC.  On the same date, Edward Munden resigned, effective immediately, as a Director and Chairman of the Board of BLI and BLC and David Morris resigned, effective immediately, as a Director and President and Chief Executive Officer of BLI and BLC.

ITEM 8.01

OTHER EVENTS.

The shares of common stock of BLI currently trade under the symbol of BLKL on the Over-the-Counter Bulletin Board (“OTCBB”).  The decision by the Company to cease operations will likely result in the shares of common stock of the Company ceasing to trade on the OTCBB in the future.  As a consequence, there may not be a market for shares of common stock of BLI and investors risk the entire loss of their investment.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLINK LOGIC INC.

September 22, 2009	By:	/s/ David Morris
David Morris
Signing officer